Contacts:
Media: Lauren Burk at 703.469.1004 or lburk@fbr.com
Investors: Paul Beattie at 703.312.9673 or pbeattie@fbr.com

FBR Group to Sell First NLC
To Sun Capital Partners

Transaction Includes Recapitalization of First NLC,
Reduces FBR’s Ownership to 20%

ARLINGTON, Va., July 26, 2007 - Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR) (FBR Group) today announced that it has signed a definitive agreement with an affiliate of Sun Capital Partners (Sun Capital) that will result in a $75 million recapitalization of First NLC Financial Services, LLC (FNLC), FBR Group’s non-conforming mortgage origination subsidiary. Sun Capital and FBR Group will invest $60 million and $15 million respectively, on a pari passu basis.

As a result of this transaction, FBR Group’s future exposure to FNLC will be limited to its $15 million investment in the recapitalization, plus a $3 million indemnification to Sun Capital for certain potential liabilities. During the third quarter, FBR Group expects to fund approximately $15 million in losses associated with further restructuring and operating costs incurred prior to entering into the transaction with Sun Capital. FBR Group will also retain ownership of approximately $250 million of conforming and non-conforming mortgages recently originated by FNLC which are expected to be sold or securitized during the third quarter.

Initially the contributions by Sun Capital and FBR Group will be treated as convertible debt. After satisfying various state mortgage licensing requirements, obtaining final court approval of a negotiated settlement of employment related class action litigation, and satisfying various other closing conditions, the convertible debt will convert to equity. The conditions to the final closing are expected to be satisfied within 120 days.

 About First NLC Financial Services

First NLC Financial Services is a top-tier national non-prime residential mortgage lender recognized in the mortgage industry for its expertise in nonprime lending. Founded in 1987, its senior management team averages over 20 years of mortgage banking experience, and in 2006, First NLC originated over $7.4 billion in mortgage loans. For more information on First NLC, please visit www.firstnlc.com

About Sun Financial Partners

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital affiliates have invested in and managed more than 155 companies worldwide with combined sales in excess of $35.0 billion since Sun Capital’s inception in 1995. Sun Capital has offices in Boca Raton, Los Angeles, and New York, as well as affiliates with offices in London, Tokyo, and Shenzhen. For more information, please visit www.SunCapPart.com.

About FBR Group

Friedman, Billings, Ramsey Group, Inc. (FBR)(NYSE:FBR) provides investment banking*, merger and acquisition advisory services*, institutional brokerage*, asset management and private wealth services through majority ownership of FBR Capital Markets Corporation (FBR Capital Markets)(NASDAQ:FBCM). FBR Capital Markets focuses capital and financial expertise on eight industry sectors: consumer, diversified industrials, energy & natural resources, financial institutions, healthcare, insurance, real estate, and technology, media & telecom. For the benefit of its shareholders, FBR Group also invests in mortgage-related assets and merchant banking opportunities. FBR is headquartered in the Washington, D.C. metropolitan area with offices in Arlington, VA, Boston, Dallas, Houston, Irvine, London, New York, Phoenix and San Francisco. Friedman, Billings, Ramsey Group, Inc. is the parent company of First NLC Financial Services, Inc., a non-conforming residential mortgage originator headquartered in Boca Raton, Florida. For more information, please visit www.fbr.com.
*Friedman, Billings, Ramsey & Co., Inc.

Statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public offerings, activity in the secondary securities markets, interest rates, costs of borrowing, interest spreads, mortgage pre-payment speeds, risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. These and other risks are described in the company's Annual Report and Form 10-K and quarterly reports on Form 10-Q that are available from the company and from the SEC.

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